Exhibit 10.3

EXECUTION COPY

LOAN AGREEMENT

THIS LOAN AGREEMENT dated as of October 12, 2000 (the “Loan Agreement”), is by and between AMCOMP INCORPORATED, a Delaware corporation (the “Borrower”) and AMSOUTH BANK (the “Bank”).

WITNESSETH:

WHEREAS, the Borrower has requested that the Bank provide a  term loan in the amount of $11,250,000 for the purposes hereinafter set forth;

WHEREAS, the Bank has agreed to make the requested loan facility available to the Borrower on the terms and conditions hereinafter set forth;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Definitions.  As used in this Loan Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

“Actuarial Report” means the actuarial review and valuation statements of the Insurance Subsidiaries’ loss and loss adjustment expense reserve positions as of December 31 of any fiscal year (or such other date requested by the Bank), with respect to the insurance business in force, and covering such other subjects as are customary in actuarial reviews and reasonably requested by the Bank, prepared by an independent actuarial firm reasonably acceptable to the Bank in accordance with reasonable actuarial assumptions and procedures, not inconsistent with the assumptions and procedures previously employed, and accompanied by a report prepared by such actuarial firm reviewing the adequacy of loss reserves of each Insurance Subsidiary (which firm shall be provided access to or copies of all reserves analyses and valuations relating to the insurance business of each such Insurance Subsidiary) together with its opinion affirming the adequacy of such loss reserves.

“Additional Credit Party” means each Person that becomes a Guarantor after the Closing Date by execution of a Guaranty Agreement.

“Affiliate” means, with respect to any Person, any other Person (i) directly or indirectly controlling or controlled by or under direct or indirect common control with such Person or (ii) directly or indirectly owning or holding five percent (5%) or more of the equity interest in such Person.  For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

                “AmComp Preferred” means AmComp Preferred Insurance Company.

“Annual Statement” means, with respect to any Insurance Subsidiary, such Insurance Subsidiary’s annual statement to the insurance regulatory authorities of its domiciliary state, as the same may be amended from time to time.

“Applicable Prepayment Fee” shall have the meaning assigned to such term in Section 3.02.

                “Bank of America Credit Documents” has the meaning given such term in Section 4.01(n).

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following with respect to such Person: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or ordering the winding up or liquidation of its affairs; or (ii) there shall be commenced against such Person an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded for a period of sixty (60) consecutive days; or (iii) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (iv) such Person shall be unable to, or shall admit in writing its inability to pay its debts generally as they become due.

“Base Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the greater of (i) the Federal Funds Rate in effect on such day plus 2.45% or (ii) the Prime Rate in effect on such day.  If for any reason the Bank shall have determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Bank to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (i) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Borrower” means the Person identified as such in the heading hereof, together with any permitted successors and assigns.

“Borrower’s Obligations” means, without duplication, (i) all of the obligations of the Borrower to the Bank, whenever arising, under this Loan Agreement, the Term Loan or any of the other Credit Documents and (ii) all liabilities and obligations, whenever arising, owing from the Borrower to the Bank, or any Affiliate of the Bank, arising under any Hedging Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in West Palm Beach, Florida, or Birmingham, Alabama, are authorized or required by law to close, except that, such day shall also be a day on which dealings between banks are carried on in U.S. dollar deposits in London, England and New York, New York.

“Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Change of Control” means the occurrence of any of the following events: (i) Sam A. Stephens, The Sprout Group, and Welsh, Carson, Anderson and Stowe and its affiliates, collectively, shall fail to have beneficial ownership, directly or indirectly, of at least 65% of the combined voting power of all Voting Stock of the

Borrower, (ii) the shareholders of the Borrower shall approve any plan or proposal for the liquidation or dissolution of the Borrower, or (iii) during any period of up to 24 consecutive months, commencing after the Closing Date, individuals who at the beginning of such 24 month period were directors of the Borrower (together with any new director whose election by the Borrower’s Board of Directors or whose nomination for election by the Borrower’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Borrower then in office.  As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.  References to sections of the Code shall be construed also to refer to any successor sections.

“Collateral” means (i) the Surplus Notes, and all promissory notes of the Subsidiaries to the Borrower, now owned or hereafter acquired by the Borrower and pledged to the Bank as security for the Term Loan (the “Collateral Notes”), (ii) 100% of the outstanding capital stock of AmComp Preferred (the “Collateral Stock”), and (iii) the Payment Reserve Account.

“Collateral Notes” shall have the meaning assigned in the definition of Collateral.

“Collateral Stock” shall have the meaning assigned in the definition of Collateral.

“Commitment Fee” shall have the meaning assigned to such term in Section 3.03.

“Consolidated Scheduled Funded Indebtedness Payments” means, as of the last day of any fiscal year of the Borrower, the aggregate scheduled payments of principal on Funded Indebtedness for the Borrower and its Non-Insurance Subsidiaries for such fiscal year.

“Consolidated Scheduled Interest Expense Payments” means, as of the last day of any fiscal year of the Borrower, the aggregate scheduled payments of interest on Funded Indebtedness for the Borrower and its Non-Insurance Subsidiaries for such fiscal year.

“Credit Documents” means a collective reference to this Loan Agreement, the Note, the Pledge Agreement, the Guaranties, the Payment Reserve Account Pledge Agreement, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

“Credit Party” means any of the Borrower and the Guarantors.

“Debt Service Coverage Ratio” means, as of the last day of any fiscal year of the Borrower, the ratio of (a)(i) Service Fees from Operating Subsidiaries for such fiscal year, plus (ii) interest received by the Borrower on the Surplus Notes and any Collateral Note pledged to the Bank as security for the Term Loan after the Closing Date for such fiscal year, plus (iii) Tax Sharing Revenue, plus (iv) Dividends Available Without Regulatory Approval during such fiscal year, plus (v) Dividends Available With Regulatory Approval during such fiscal year, plus (vi) amounts in the Payment Reserve Account, minus  (vii) Expenses of the Borrower and the Non-Insurance Subsidiaries for such fiscal year to (b)(i) Consolidated Scheduled Funded Indebtedness Payments for such fiscal year, excluding, however, any payments of principal made during fiscal year 2000 to Bank of America, N.A. under the Bank of America Credit Documents plus (ii) Consolidated Scheduled Interest Expense Payments for such fiscal year, excluding, however, any payments of interest made during fiscal year 2000 to Bank of America, N.A. under the Bank of America Credit Documents.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Delivered Annual Statements” means with respect to the Borrower and its Subsidiaries, those Annual Statements, as filed with the appropriate Governmental Authorities of their respective states of domicile, for the fiscal year ending December 31, 1999.

“Dividends Available With Regulatory Approval” means dividends payable with respect to ownership of the capital stock of an Insurance Subsidiary that an Insurance Subsidiary may pay stockholders only with the prior approval of the FDOI.

“Dividends Available Without Regulatory Approval” means dividends payable with respect to ownership of the capital stock of an Insurance Subsidiary that such Insurance Subsidiary is able to pay stockholders without the prior approval of the FDOI.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Environmental Laws” means any and all lawful and applicable Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

                “Environmental Properties” has the meaning given such term in Section 5.15 hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time.  References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means an entity which is under common control with any Credit Party within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes the Borrower and which is treated as a single employer under Sections 414(b), (c), (m), or (o) of the Code.

“Eurodollar Rate” means a per annum interest rate determined pursuant to the following formula:

Eurodollar Rate =    LIBOR plus 2.50%

“Event of Default” means such term as defined in Section 8.01.

“Existing Affiliate Contracts” means those certain agreements identified on Schedule 1.01A attached hereto, as such agreements exist as of the Closing Date.

“Expenses of the Borrower and the Non-Insurance Subsidiaries” means operating expenses of the Borrower and each and every subsidiary with the exception of the Insurance Subsidiaries.

“FDOI” means the Florida Department of Insurance.

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers as published by the Federal Reserve Bank of New York on the Interest Rate Determination Date; provided that if the Federal Funds rate is not published as provided above by the Federal Reserve Bank of New York, the Federal Funds Rate for such day shall be the average rate quoted to the Bank on such day on such transactions as determined by the Bank.

“Florida Insurance Laws” means all statutes, regulations, and official interpretations of the FDOI of any nature whatsoever applicable to any entity undertaking an insurance business in the State of Florida, including AmComp Preferred.

“Funded Indebtedness” means, with respect to any Person, without duplication, (i) all Indebtedness of such Person for borrowed money, (ii) all purchase money Indebtedness of such Person, including without limitation the principal portion of all obligations of such Person under Capital Leases, (iii) all Guaranty Obligations of such Person with respect to Funded Indebtedness of another Person, (iv) the maximum available amount of all standby letters of credit (excluding for purposes hereof standby letters of credit issued for the account of the Borrower or any of its Insurance Subsidiaries in connection with reinsurance agreements in the normal course of business), trust agreements (excluding for purposes hereof trust agreements entered into by the Borrower or any of its Insurance Subsidiaries in connection with reinsurance agreements in the normal course of business) or acceptances issued or created for the account of such Person, (v) all Funded Indebtedness of another Person secured by a Lien on any Property of such Person, whether or not such Funded Indebtedness has been assumed, and (vi) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.  The Funded Indebtedness of any Person shall include the Funded Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.03 hereof.

“Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guaranty Agreements” means, collectively, those certain Guaranty Agreements, each substantially in the form of Schedule 6.12 hereto, executed and delivered by the Guarantors and by each Additional Credit Party in accordance with the provisions of Section 6.12, and “Guaranty Agreement” means any one of such Guaranty Agreements.

“Guarantor” means, initially, Pinnacle Administrative Company, Pinnacle Benefits, Inc. and AmServ, Inc., and, additionally, each Additional Credit Party which may hereafter execute a Guaranty Agreement, together with their successors and permitted assigns.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guarantying or intended to guaranty any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof.  The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hedging Agreements” means any interest rate protection agreement between the Borrower and the Bank, or any Affiliate of the Bank, entered into in order to manage existing or anticipated interest rate risks associated with the obligations of the Borrower to the Bank under this Loan Agreement, the Note or any of the other Credit Documents.

“Home Office Building” means, collectively, (i) the office building occupied by the Borrower and its Subsidiaries, (ii) the realty upon which such building is located in North Palm Beach, Florida, and (iii) the parking area dedicated to such office building.

“Indebtedness” of any Person means (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures,

notes or similar instruments, or upon which interest payments are customarily made, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (v) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all Guaranty Obligations of such Person, (viii) the principal portion of all obligations of such Person under Capital Leases, (ix) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements (including, but not limited to, the Hedging Agreements) (it being understood that the amount of Indebtedness under any agreement described in this subclause (ix), as of any date, shall be deemed to be equal to the termination value payable by such Person if such agreement were terminated on such date), (x) the maximum amount of all standby letters of credit issued, trust agreements entered into or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), and (xi) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP; provided that Indebtedness shall not include (i) obligations with respect to insurance policies, annuities, guaranteed investment contracts and similar products underwritten by, or Reinsurance Agreements or Retrocession Agreements (including, without limitation, cutthrough endorsements related thereto) entered into by, any Insurance Subsidiary in the ordinary course of its business and (ii) obligations with respect to Surplus Relief Reinsurance ceded by the Borrower or any Insurance Subsidiary.  The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

“Insurance Operating Expenses” means those expenses listed on page 4, lines 4 and 5, column 1, in each Insurance Subsidiary’s SAP Statement.

“Insurance Subsidiary” means AmComp Preferred and all Wholly Owned Subsidiaries of the Borrower licensed to engage in the business of property and casualty insurance.

“Intercompany Indebtedness” means any Indebtedness of a Credit Party which (i) is owing to any other Credit Party and (ii) by its terms is, in writing, specifically subordinated in right of payment to the prior payment of the obligations of the Credit Parties under this Loan Agreement and the other Credit Documents on terms and conditions reasonably satisfactory to the Bank.

“Interest Payment Date” means the tenth (10th) day of each calendar month during the term hereof.  If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day.

“Interest Rate Determination Date” means the date which is two (2) Business Days prior to the first calendar day of each calendar month during the term hereof.

“Investment”  in any Person, means any loan or advance to such Person, any purchase or other acquisition of any capital stock, warrants, rights, options, obligations or other securities of, or equity interest in, such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any Guaranty Obligation incurred for the benefit of such Person.

“Investment Grade Securities” means (i) U.S. Government Obligations; (ii) any certificate of deposit, maturing not more than 365 days after the date of acquisition, issued by, or time deposit of, a commercial banking institution that has combined capital and surplus of not less than $100,000,000 or its equivalent in foreign currency, whose debt is rated at the time as of which any investment there is made, of A (or higher) according to Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) or Moody’s Investors Services, Inc. (“Moody’s”), or Al (or higher) by Fitch, Inc. (“Fitch”)  or if none of S&P, Moody’s and Fitch shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency; (iii) commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) with a rating, at the time as of which any investment therein is made, of A-1 (or higher) according to S&P or “P-1” (or higher) according to Moody’s, or if neither of S&P and Moody’s shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency; (iv) any bankers’ acceptances or any money market deposit accounts, in each case, issued or offered by any commercial bank having capital and surplus in excess of $100,000,000 or its equivalent in foreign currency, whose debt is rated at the time as of which any investment there is made, of “A” (or higher) according to

S&P or Moody’s or “Al” (or higher) by Fitch, or if none of S&P, Moody’s and Fitch shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency; (v) any bankers’ acceptance, money market deposit accounts or other depository accounts, in each case issued or offered by local commercial banks having less than $100,000,000 in capital and surplus, not to exceed $250,000 outstanding at any time, for the purpose of enabling the Borrower or its Insurance Subsidiaries to comply with statutory or other legal requirements relating to providing funds on demand to policyholders; (vi) any fund investing exclusively in investments of the types described in clauses (i) through (v) above.  For this purpose, “U.S. Government Obligations” means securities that are (x) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended), as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation evidenced by such depository receipt.

“IRIS Tests” means the ratios and other financial measurements developed by the NAIC under its Insurance Regulatory Information System or, in lieu thereof, any successor thereto, replacement thereof, substitute therefor or other substantially similar guidelines intended to measure the financial performance of companies in the property and casualty insurance industry, as the same shall be in effect from time to time.

“Late Charges” shall have the meaning given such term in Section 3.10(b).

“LIBOR” means a per annum interest rate equal to the one month London Interbank Offered Rate, as published in the “Money Rates” column of The Wall Street Journal.  LIBOR shall be set on the Closing Date and shall be reset on each Interest Rate Determination Date thereafter.

                “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Material Adverse Effect” means a material adverse effect on (i) the combined condition (financial or otherwise), operations, business, assets or liabilities or prospects of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of any Credit Party to perform any material obligation under the Credit Documents to which it is a party or (iii) the material rights and remedies of the Bank under the Credit Documents.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” means October 30, 2007.

“Multi-employer Plan” means a Plan which is a multi-employer plan as defined in Sections 3(37) or 4001 (a)(3) of ERISA.

“Multiple Employer Plan” means a Plan with respect to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate and at least one employer other than the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate are contributing sponsors.

“NAIC” means the National Association of Insurance Commissioners and any successor thereof.

“Net Written Premiums” means, as of the last day of any fiscal year, with respect to any Insurance Subsidiary, the sum of the total amount of premiums written after deducting or adding premiums on business ceded to or assumed from others (as shown on line 32, column 4, Part 2B of page 9 of the Annual Statement for such date) by such Insurance Subsidiary in accordance with SAP.

“Net Losses”  means, as of the last day of any fiscal year, with respect to any Insurance Subsidiary loss and loss adjustment expenses net of any salvage, subrogation, or deductibles after deducting reinsured losses as shown as the total of line 2 & 3, column 1, page 3 of the Annual Statement for such date.

“Non-Excluded Taxes” means such term as is defined in Section 3.08.

“Non-Guarantor Subsidiary” means any Non-Insurance Subsidiary which is not a Guarantor.

“Non-Insurance Subsidiary” means any Subsidiary of the Borrower which is not an Insurance Subsidiary.

“Note” means that certain promissory note of the Borrower in favor of the Bank delivered pursuant to Section 2.04 and evidencing the Term Loan, as such promissory note may be amended, modified, restated or replaced from time to time.

“Operating Lease” means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Operating Subsidiaries” means, collectively, AmComp Preferred, Pinnacle Administrative, Inc., Pinnacle Benefits, Inc., AmComp Assurance Corporation and AmServ, Inc.

“Payment Reserve Account” shall have the meaning given to that term in Section 6.15 hereof.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereof.

“Permitted Investments” means any of the following: (i) cash; (ii) Investment Grade Securities; (iii) Investments in non-Investment Grade Securities so long as (a) the fair saleable value of all non-Investment Grade Securities held by the Insurance Subsidiaries does not exceed 10% of the consolidated Total Assets of the Insurance Subsidiaries and (b) the fair saleable value of all non-Investment Grade Securities held by the Borrower and its Subsidiaries does not exceed 10% of the aggregate fair saleable value of all securities held by the Borrower and its Subsidiaries on a consolidated basis; (iv) advances or loans to directors, officers, employees, agents, customers or suppliers (A) made in the ordinary course of business and consistent with the past practices of the Credit Parties or (B) to the extent not permitted by the foregoing subclause (A), that do not exceed $250,000 in the aggregate at any one time outstanding; (v) Investments in any Credit Party; (vi) Intercompany Indebtedness permitted by Section 7.01(d); (vii) Investments in a Non-Guarantor Subsidiary (which is not an Insurance Subsidiary), provided that such Investments do not exceed $500,000 in the aggregate at any one time outstanding; (viii) accounts receivable created, acquired or made by the Borrower or any of its Subsidiaries in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (ix) Investments consisting of stock, obligations, securities or other property received by the Borrower or any of its Subsidiaries in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors; (x) repurchase agreements entered into by a Person with a commercial banking institution (including the Bank) or recognized securities dealer having capital and surplus in excess of $100,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations; (xi) the Home Office Building; (xii) Investments of the Borrower in any Insurance Subsidiary, provided that no Default or Event of Default exists hereunder or would occur as a result thereof, (xiii) other Investments existing as of the Closing Date and set forth in Schedule 1.01B; (xiv) Guaranty Obligations permitted by Section 7.01; (xv) acquisitions permitted by Section 7.04(d); and (xvi) transactions permitted by Section 7.08.  For purposes of subsection (iii) of this definition, the term Investments in non-Investment Grade Securities shall not include investments in Credit Parties, Non-Guarantor Subsidiaries or Insurance Subsidiaries.

“Permitted Liens” means:

(i)                                     Liens in favor of the Bank;

(ii)           Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(iii)          statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(iv)          Liens (other than Liens created or imposed under ERISA) incurred or deposits made by the Borrower and its Subsidiaries in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(v)           Liens in connection with attachments or judgments (including judgment or appeal bonds) provided that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;

(vi)          easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

(vii)         Liens on Property securing purchase money Indebtedness to the extent permitted under Section 7.01, provided that (i) the Indebtedness secured by such Liens does not exceed the purchase price of the assets financed, and (ii) any such Lien attaches to such Property concurrently with or within 90 days after the acquisition thereof;

(viii)        Liens arising under escrows, trusts, custodianships, separate accounts, funds withheld procedures, and similar deposits, arrangements or agreements established with respect to insurance policies, annuities, guaranteed investment contracts and similar products underwritten by, or Reinsurance Agreements entered into by, the Borrower or any Insurance Subsidiary in the ordinary course of business;

(ix)           deposits with insurance regulatory authorities;

(x)            Liens on assets at the time such assets are acquired by the Borrower or any Subsidiary; provided that such Liens are not created in contemplation of such acquisition;

(xi)           normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(xii)          Liens existing as of the Closing Date and set forth on Schedule 1.01C; provided that no such Lien shall at any time be extended to or cover any Property other than the Property subject thereto on the Closing Date; and

(xiii) Liens arising from the rendering of a final judgment against the Borrower or any Subsidiary; provided that such Liens do not give rise to an Event of Default hereunder.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.

“Pledge Agreement” means that Pledge and Security Agreement dated as of the date hereof, pursuant to which the Borrower grants to the Bank a security interest for the Borrower’s Obligations in the Collateral Notes and the Collateral Stock.

“Preferred Stock Conversion” has the meaning given such term in Section 4.01(m) hereof.

“Preferred Stock Modification” has the meaning given such term in Section 4.01(m) hereof.

“Preferred Stockholders” has the meaning given such term in Section 4.01(m) hereof.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by AmSouth Bank as its prime rate in effect at its principal office in Birmingham, Alabama, with each change in the Prime Rate being effective on the date such change is publicly announced as effective (it being understood and agreed that the Prime Rate is a reference rate used by AmSouth Bank in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit by AmSouth Bank to any debtor).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Quarterly Statement” means, with respect to any Insurance Subsidiary, such Insurance Subsidiary’s quarterly statement to the insurance regulatory authorities of its domiciliary state, as the same may be amended from time to time.

“Regulation T, U, or X” means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Reinsurance Agreements” means any agreement, contract, treaty, certificate or other arrangement whereby an Insurance Subsidiary agrees to transfer, cede or retrocede to another insurer or reinsurer all or part of the liability assumed by such an Insurance Subsidiary under a policy or policies of insurance issued by such an Insurance Subsidiary.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Materials of Environmental Concern).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the post-event notice requirement is waived under subsections .21, .22, ..23, .24,  .25, .26, .27, .28, .29, .30, ..31, .32, .34 or .35 of PBGC Reg. § 4043.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property is subject.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrower or any of its Subsidiaries, now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Borrower or any of its Subsidiaries, now or hereafter outstanding and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Borrower or any of its Subsidiaries, now or hereafter outstanding.

“Retrocession Agreement” means any agreement, contract, treaty or other arrangement (other than Surplus Relief Reinsurance) whereby any insurer cedes or assumes reinsurance to or from other insurers.

“SAP” means, with respect to any Insurance Subsidiary, the accounting practices prescribed or permitted by the insurance commissioner (or other similar authority) in the jurisdiction of domicile of such insurance company for the preparation of Annual Statements, Quarterly Statements and other financial reports by insurance corporations of the same type as such Insurance Subsidiary, as applied on a consistent basis and subject to the terms of Section 1.03 hereof.

“SAP Statement” means an Annual Statement or a Quarterly Statement.

“Service Contracts” means those contracts between the Non-Insurance Subsidiaries and the Insurance Subsidiaries attached hereto as Schedule 1.01D.

“Service Fees from Operating Subsidiaries” means the service fees received by the Non-Insurance Subsidiaries paid by the Insurance Subsidiaries each month, which fees are based on the amount of earned premium.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multi-employer Plan.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (i) such Person is able to generally pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (iv) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (v) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than 50% equity interest at any time.

“Surplus Notes” mean those certain promissory notes issued by AmComp Preferred to the Borrower in the aggregate original principal amount of $15,000,000.

“Surplus Relief Reinsurance” means any transaction in which any Insurance Subsidiary cedes business under a Reinsurance Agreement that would be considered a “financing-type” Reinsurance Agreement as determined by the independent certified public accountants of the Borrower in accordance with principles published by the Financial Accounting Standards Board (including, but not limited to FASB Statement No. 113, as amended, and EITF #93-6).

“Tax Sharing Revenue” means as of the last day of any fiscal year, the net tax benefit/(expense) recognized by the Borrower without giving effect to any Operating Subsidiary income or loss.

“Term Loan” has the meaning set forth in Section 2.01(a) hereof.

“Termination Event” means (i) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (ii) the withdrawal by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; or (vi) the complete or partial withdrawal of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from a Multi-employer Plan.

“Total Invested Assets” means, with respect to any Insurance Subsidiary, the amount set forth on line 9 in column 4 on page 2 of such Insurance Subsidiary’s most recent SAP Statement.

“Voting Stock” means, with respect to any Person, capital stock or similar equity interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wholly Owned Subsidiary” of any Person means any Subsidiary 100% of whose Voting Stock or other equity interests is at the time owned by such Person directly or indirectly through other Wholly Owned Subsidiaries.

SECTION 1.02. Computation of Time Periods.  For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

SECTION 1.03. Accounting Terms.

(a)           Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Bank shall be prepared, (i) with respect to the Borrower and its consolidated Subsidiaries, in accordance with GAAP applied on a consistent basis and (ii) with respect to the Insurance Subsidiaries, in accordance with SAP applied on a consistent basis.  All calculations made for the purposes of determining compliance with this Loan Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP or SAP, as appropriate, applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 6.01 hereof (or, prior to the delivery of the first financial statements pursuant to Section 6.01 hereof, consistent with the financial statements as at December 31, 1999; provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP, SAP or the rules promulgated with respect thereto or (b) the Bank shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Bank as to which no such objection shall have been made.

(b)           All references to line items in any column and on any page of an Insurance Subsidiary’s SAP Statement are deemed to be references to the equivalent item in the event that the form of such Person’s SAP Statement is amended.

ARTICLE II

THE TERM LOAN

SECTION 2. 01.  Term Loan

(a)           The Term Loan.  Subject to and upon the terms and conditions and relying upon the representations and warranties herein set forth, the Bank agrees to make a term loan (the “Term Loan”) to the Borrower on the Closing Date in an amount not to exceed $11,250,000.

(b)           Borrowing Procedure.  Upon fulfillment of the conditions set forth in Section 4.01, the Bank shall make the entire amount of the Term Loan available to the Borrower in one advance, in same day funds on the Closing Date.

SECTION 2.02.  Interest.  Subject to the provisions of Section 3.01, the outstanding principal balance of the Term Loan shall bear interest at a per annum rate equal to either (i) the Eurodollar Rate or (ii) if the Bank is unable to determine the Eurodollar Rate as provided below in this Section 2.02, the Base Rate. If on any Interest Rate Determination Date, the Bank shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate, the Bank shall give telecopy or telephonic notice thereof to the Borrower as soon as practicable thereafter.  If such notice is given, the Term Loan shall no longer bear interest at the Eurodollar Rate but shall bear interest at the Base Rate, and shall continue to bear interest at the Base Rate until such notice has been withdrawn by the Bank.

SECTION 2.03.  Repayment of Term Loan.

(a)           Principal.  The principal amount of the Term Loan shall be repaid in twenty-three (23) equal and consecutive quarterly installments of $468,750 each due and payable on the tenth (10th) day of each January, April, July and October of each calendar year, commencing October 10, 2001 and continuing thereafter through and including July 10, 2007.

(b)           Interest.  Accrued interest on the Term Loan shall be payable in arrears on each Interest Payment Date (or at such other times as may be specified herein) commencing November 10, 2000.

(c)           Final Payment.  A final payment of all outstanding principal on the Term Loan, together with all accrued and unpaid interest, shall be due and payable on the Maturity Date.

SECTION 2.04.   Note.  The Term Loan shall be evidenced by a duly executed promissory note of the Borrower to the Bank in an original principal amount equal to $11,250,000 and in substantially the form of Schedule 2.04.

ARTICLE III

OTHER PROVISIONS RELATING TO CREDIT FACILITY

SECTION 3.01.  Default Rate. Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the outstanding principal balance of the Term Loan and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate equal to the Eurodollar Rate plus 2.00% (or if the Bank is unable to maintain the Term Loan at a rate based on LIBOR pursuant to the provisions of Section 3.06 hereof, whether in respect of interest, fees or other amounts, then at the Base Rate plus 2.00%); provided, however, that the default rate shall not exceed the maximum rate allowed by law (the “Maximum Legal Rate”).

SECTION 3.02.  Prepayments.  The Borrower shall have the right to prepay the Term Loan in whole or in part, provided, however, that (i) Borrower shall additionally pay (a) all accrued and unpaid interest on such prepayment amount to the date of such prepayment and, (b) in the event such prepayment occurs within 36 months of the Closing Date, an amount equal to the Applicable Prepayment Fee (as set forth in the table below) to compensate the Bank for any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to make, continue or extend any portion of the principal amount of the Term Loan) as a result of such prepayment; (ii) the Term Loan may only be prepaid on three Business Days’ prior written notice to the Bank, which notice shall specify the amount to be prepaid; and (iii) any prepayment of the Term Loan will be subject to Section 3.09.

Period of Time After Closing Date	Applicable Prepayment Fee (expressed as a percentage of the prepayment amount)
Prior to twelve (12) months	1%
Twelve (12) to twenty-four (24) months	¾ of 1%
Twenty-four (24) to thirty-six (36) months	½ of 1%

SECTION 3.03.  Commitment Fee.  The Borrower agrees to pay the Bank a commitment fee equal to three-fourths (3/4) of one percent (1%) ($84,375.00) of the original principal amount of the Term Loan (the “Commitment Fee”), of which the Bank acknowledges that $8,437.50 (or ten percent (10%)) has been irrevocably paid prior to the date hereof and the balance of which shall be paid in full on the Closing Date.

SECTION 3.04.  Capital Adequacy.  If the Bank has determined, after the date hereof, that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule or regulation regarding capital adequacy, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital or assets as a consequence of its commitments or obligations hereunder to a level below that which the Bank could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration the Bank’s policies with respect to capital adequacy), then, upon notice from the Bank to the Borrower, the Borrower shall be obligated to pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction.  Each determination by the Bank of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto.

SECTION 3.05.  [Reserved.]

SECTION 3.06.  Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for the Bank to charge interest on the Term Loan based on the Eurodollar Rate as contemplated by this Loan Agreement, (a) the Bank shall promptly give written notice of such circumstances to the Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the obligation of the Bank hereunder to charge interest on the Term Loan at the Eurodollar Rate shall forthwith be canceled and, until such time as it shall no longer be unlawful for the Bank to charge interest at the Eurodollar Rate, the Bank shall then have an obligation only to charge interest on the Term Loan at the Base Rate and (c) the outstanding principal amount of the Term Loan shall automatically bear interest at the Base Rate.

SECTION 3.07.  Requirements of Law.  If, after the date hereof, the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to the Bank, or compliance by the Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date:

(a)           shall subject the Bank to any tax of any kind whatsoever with respect to the Term Loan made by it or its obligation to make the Term Loan, or change the basis of taxation of payments to the Banks in respect thereof (except for (i) Non-Excluded Taxes covered by Section 3.08 and (ii) changes in taxes measured by or imposed upon the overall net income, or franchise tax (imposed in lieu of such net income tax), of the Bank or its applicable lending office, branch, or any affiliate thereof);

(b)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of the Bank which is not otherwise included in the determination of Eurodollar Rate hereunder; or

(c)           shall impose on the Bank any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to the Bank, by an amount which the Bank deems to be material, of making, continuing or maintaining Term Loan or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from the Bank, in accordance herewith, the Borrower shall be obligated to promptly pay the Bank, upon its demand, any additional amounts necessary to compensate the Banks for such increased cost or reduced amount receivable.  If the Bank becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to the Borrower, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by the Bank and a reasonably detailed explanation of the calculation thereof.  Such a certificate as to any additional amounts payable pursuant to this subsection submitted by the Bank, to the Borrower shall be conclusive and binding on the parties hereto in the absence of manifest error.  This covenant shall survive the termination of this Loan Agreement and the payment of the Term Loan and all other amounts payable hereunder.

SECTION 3.08.  Taxes.

(a)           Except as provided below in this subsection, all payments made by the Borrower under this Loan Agreement and the Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any court, or governmental body, agency or other official, excluding taxes measured by or imposed upon the overall net income of the Bank or its applicable lending office, or any branch or affiliate thereof, and all franchise taxes, branch taxes, taxes on doing business or taxes on the overall capital or net worth of the Bank or its applicable lending office, or any branch or affiliate thereof, in each case imposed in lieu of net income taxes, imposed: (i) by the jurisdiction under the laws of which the Bank, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such tax and the Bank, applicable lending office, branch or affiliate other than a connection arising solely from the Bank having executed, delivered or performed its obligations, or received payment under or enforced, this Loan Agreement or the Note.  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the

Bank hereunder or under the Note, (A) the amounts so payable to the Bank shall be increased to the extent necessary to yield to the Bank (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Loan Agreement and the Note, and (B) as promptly as possible thereafter the Borrower shall send to the Bank for its own account, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, the Borrower shall indemnify the Bank for any incremental taxes, interest or penalties that may become payable by the Bank as a result of any such failure.  The agreements in this subsection shall survive the termination of this Loan Agreement and the payment of the Advances and all other amounts payable hereunder.

(b)           In connection with this transaction there may or may not be due certain documentary stamp taxes and/or intangible taxes imposed by the State of Florida (the “Florida Taxes”).  In addition to (and not in limitation of) the indemnification with respect to tax liabilities set forth above, the Borrower agrees to indemnify the Bank, its directors, officers, agents and employees from and against any and all liability, damage, loss, cost, expense or reasonable attorney fees which may accrue to or be sustained by the Bank or its directors, officers, agents or employees on account of or arising from any claim or action raised by, filed or brought by or in the name of any Florida governmental or administrative department with respect to nonpayment of the Florida Taxes against the Bank, or any of its directors, officers, agents or employees.

SECTION 3.09.  Indemnity.  The Borrower promises to indemnify the Bank and to hold the Bank harmless from any loss or expense which the Bank may sustain or incur (other than through the Bank’s gross negligence, bad faith or willful misconduct) as a consequence of (a) a default by the Borrower in making any prepayment on the Term Loan after the Borrower has given a notice thereof in accordance with the provisions of this Loan Agreement or, (b) the making of a prepayment of the Term Loan on a day other than a scheduled principal payment date.  The covenants of the Borrower set forth in this Section 3.09 shall survive the termination of this Loan Agreement and the payment of the Term Loan and all other amounts payable hereunder.

SECTION 3.10.  Payments, Computations, Etc.

(a)           Except as otherwise specifically provided herein, all payments hereunder shall be made to the Bank in Dollars in immediately available funds, without offset, deduction, counterclaim or withholding of any kind, at the Bank’s Birmingham, Alabama office at P.O. Box 11407, Birmingham, Alabama, 35246 not later than 2:00 P.M. (Birmingham, Alabama time) on the date when due.  Payments received after such time shall be deemed to have been received on the next succeeding Business Day.  The Bank may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrower maintained with the Bank (with notice to the Borrower).  The Borrower shall, at the time it makes any payment under this Loan Agreement, specify to the Bank the interest or other amounts payable by the Borrower hereunder to which such payment is to be applied.  Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and fees or charges for the period of such extension), except that, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day.  Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days.  Interest shall accrue from and include the Closing Date of borrowing, but exclude the date of any payment.

(b)           Late Charges.  The Borrower agrees to pay the Bank late charges (“Late Charges”) of five (5) percent of the scheduled payment amount for all payments of principal and/or interest not made within fifteen (15) days following its due date.

(c)           Allocation of Payments After Event of Default.  Notwithstanding any other provisions of this Loan Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Bank on account of the Borrower’s Obligations or any other amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Bank in connection with enforcing its rights under the Credit Documents;

SECOND, to payment of any Late Charges owed to the Bank;

THIRD, to the payment of all of the Borrower’s Obligations consisting of interest;

FOURTH, to the payment of the outstanding principal amount of the Borrower’s Obligations;

FIFTH, to all other Borrower’s Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FOURTH” above; and

SIXTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category.

                SECTION 3.11.  Certain Payments without Penalty or Premium.  Notwithstanding anything in this Article III or in any other provisions of this Loan Agreement, if the Borrower is liable for additional amounts under Section 3.04 or Section 3.07 hereof, the Borrower shall have the right to prepay all of the Indebtedness under this Loan Agreement and the related Credit Documents and terminate the Term Loan, without penalty or premium, upon ten (10) days prior written notice to the Bank; provided, however, that the Borrower will remain liable for any amounts due under Section 3.04, 3.07 or 3.08 to the date of the termination and for any indemnification payments which may be due under Section 3.09 hereof.

ARTICLE IV

CONDITIONS

SECTION 4.01.  Closing Conditions.  The obligation of the Bank to enter into this Loan Agreement and to make the Term Loan on the Closing Date shall be subject to satisfaction or waiver by the Bank of the following conditions (in form and substance acceptable to the Bank on or prior to the Closing Date):

(a)           The Bank shall have received original counterparts of this Loan Agreement executed by each of the parties hereto;

(b)           The Bank shall have received the original Note, executed by the Borrower;

(c)           The Bank shall have received original counterparts of the Guaranty Agreements executed by each of the initial Guarantors;

(d)           The Bank shall have received all documents it may reasonably request relating to the existence and good standing of each of the Credit Parties, the corporate or other necessary authority for and the validity of the Credit Documents, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Bank;

(e)           The Bank shall have received a certificate executed by the chief financial officer of the Borrower as of the Closing Date stating that immediately after giving effect to this Loan Agreement and the other Credit Documents (i) the Borrower on a consolidated basis is Solvent, (ii) no Default or Event of Default exists, and (iii) the representations and warranties set forth in Article V are true and correct in all material respects;

(f)            The Bank shall have received legal opinions of Olshan Grundman Frome Rosenzweig & Wolosky LLP counsel for the Credit Parties, Foley & Lardner, special Florida counsel for the Credit Parties, and Harris, Kukey & Helgensen, as Florida counsel for the Credit Parties, dated as of the Closing Date, acceptable to the Bank and its counsel, including, without limitation, an opinion as to the effectiveness and perfection of the security interests created by the Credit Documents;

(g)           The Bank shall have received copies of insurance policies or certificates of insurance of the Credit Parties evidencing liability and casualty insurance meeting the requirements of the Credit Documents including, without limitation, those set forth in Section 6.06(a);

(h)           The Bank shall have received, for its own account, all fees and expenses required by this Loan Agreement or any other Credit Document to be paid on or before the Closing Date;

(i)            The Bank shall have received evidence, satisfactory to the Bank, that the Borrower is authorized by FDOI to receive annual gross premiums as established in Article V, Subsection 1 of each of the Service Contracts between (i) Pinnacle Administrative Company and AmComp Preferred and Pinnacle Administrative Company and (ii) AmComp Assurance Corporation, respectively, each as in effect on the Closing Date; and

(j)            The Bank shall have received (i) original counterparts of the Pledge Agreement substantially in the form of Schedule 6.12 granting the Bank a first priority security interest in the Collateral Note and the Collateral Stock, (ii) the original Collateral Note, (iii) the certificates representing the Collateral Stock, and blank stock powers, and (iv) financing statements related to the foregoing.

(k)           The Bank shall have received original counterparts of the Payment Reserve Account Agreement granting the Bank a first priority security interest in the Payment Reserve Account.

(1)           The Bank shall have received all other documents, agreements, assignments, filings and other security instruments and records, however described or denominated, pledging or evidencing any pledge or any property or assets, however described, to secure any or all of Borrower’s obligations as the Bank may require, together with opinions of counsel to the Borrower as to the effectiveness and perfection of the security interests contemplated herein.

(m)          The Bank shall have received satisfactory evidence that all actions necessary, or desirable, to effect either (i) the conversion of all of the outstanding preferred shares of the Borrower held by The Sprout Group and Welsh, Carson, Anderson and Stowe and its affiliates (collectively, the “Preferred Stockholders”) into common stock of the Borrower has occurred (a “Preferred Stock Conversion”); or (ii) the irrevocable termination of the Preferred Stockholders’ right to have their preferred shares redeemed by the Borrower pursuant to the Borrower’s Certificate of Incorporation or any other document or agreement relating to the preferred shares, as amended, has occurred (a “Preferred Stock Modification”);

(n)           The Bank shall have received satisfactory evidence that all amounts owed to Bank of America (as successor in interest to NationsBank, N.A. (South)) under that certain Loan Agreement dated as of December 30, 1996 among AmComp Incorporated, as borrower, certain subsidiaries of AmComp Incorporated, as guarantors and NationsBank, N.A. (South), and the related credit and hedging documents and agreements (the “Bank of America Credit Documents”) have been paid in full, that the Bank of America Credit Documents have been cancelled and released, and that all liens, guarantees and encumbrances related thereto have been released or terminated, as applicable;

(o)           The Bank shall have received  evidence that all actions necessary or, in the opinion of the Bank, desirable to perfect and protect, the security interests created by the Pledge Agreement and the Payment Reserve Account Pledge Agreement have been taken;

(p)           The Bank shall have received such other documents, agreements or information which may be reasonably requested by the Bank.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Credit Parties hereby represent to the Bank that:

SECTION 5.01.  Financial Condition.

 (a)          The audited consolidated balance sheets of the Subsidiaries as of December 31, 1999 and the audited statements of earnings and statements of cash flows for the years ended December 31, 1999 and December 31, 1998 have heretofore been furnished to the Bank.  Such financial statements (including the notes thereto) (i) have been audited by Ernst & Young LLP, (ii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (iii) present fairly (on the basis disclosed in the footnotes to such financial statements) the financial condition, results of operations and cash flows of the Subsidiaries as of such date and for such periods. Such financial statements (including the notes thereto) (i) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (ii) present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such date and for such periods.  The unaudited interim balance sheets of the Borrower and its consolidated Subsidiaries as at the end of, and the related unaudited interim statements of earnings and of cash flows for, each fiscal quarterly period ended after December 31, 1999 and prior to the Closing Date have heretofore been furnished to the Bank.  Such interim financial statements for each such quarterly period, (i) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (ii) present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such date and for such periods.  During the period from December 31, 1999 to and including the Closing Date, except as disclosed on Schedule 5.01(a), there has been no sale, transfer or other disposition by the Borrower or any of its Subsidiaries of any material part of the business or property of the Borrower and its consolidated Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any capital stock of any other person) material in relation to the consolidated financial condition of the Borrower and its consolidated Subsidiaries, taken as a whole, in each case, which, is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Bank on or prior to the Closing Date.

(b)           The Delivered Annual Statements, including, without limitation, the provisions made therein for reserves, policy and contract claims, copies of which have heretofore been delivered to the Bank, have been prepared in accordance with SAP applied on a consistent basis (except as otherwise disclosed to the Bank).  The Quarterly Statements of each of the Insurance Subsidiaries, including, without limitation, the provisions made therein for reserves, policy and contract claims, as filed with the appropriate Governmental Authorities of its state of domicile, for the fiscal quarter ending June 30, 2000, a copy of which have heretofore been delivered to the Bank, have been prepared in accordance with SAP applied on a consistent basis (except as otherwise set forth in Schedule 5.01(b)). All SAP Statements which have heretofore been delivered to the Bank fairly present the financial condition, the results of operations, changes in equity and changes in financial position of the Insurance Subsidiaries as of and for the respective dates and period indicated therein.

SECTION 5.02.  No Change; Dividends.  Since December 31, 1999, (a) there has been no development or event relating to or affecting the Borrower or any of its Subsidiaries which has had or would be reasonably expected to have a Material Adverse Effect and (b) except as permitted under this Loan Agreement, no dividends or other distributions have been declared, paid or made upon the capital stock or other equity interest in the Borrower or any of its Subsidiaries nor, except to the extent permitted under this Loan Agreement, has any of the capital stock or other equity interest in the Borrower or any of its Subsidiaries been redeemed, retired, purchased or otherwise acquired for value by such Person.

SECTION 5.03.  Organization; Existence; Compliance with Law.  Each of the Borrower and its Subsidiaries (a) is a corporation duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the corporate or other necessary power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, and (d) is in compliance with all material Requirements of Law.

SECTION 5.04.  Power; Authorization; Enforceable Obligations.  Each of the Credit Parties has the corporate or other necessary power and authority, and the legal right, to make, deliver and perform the Credit Documents to which it is a party (in the case of the Borrower, to borrow hereunder, and in the case of each Guarantor, to guarantee the Borrower’s Obligations) and has taken all necessary corporate action to authorize the borrowings and the guarantees on the terms and conditions of the Credit Documents and to authorize the execution, delivery and performance of the Credit Documents to which it is a party.  No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Credit Party in connection with the borrowings or guarantees hereunder or with the execution, delivery, performance, validity or enforceability of the Credit Documents to which such Credit Party is a party, except for consents, authorizations, notices and filings described in Schedule 5.04, all of which have been obtained or made or have the status described in such Schedule 5.04. This Loan Agreement has been, and each other Credit Document to which any Credit Party is a party will be, duly executed and delivered on behalf of the Credit Parties.  This Loan Agreement constitutes, and each other Credit Document to which any Credit Party is a party when executed and delivered will constitute, a legal, valid and binding obligation of such Credit Party enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

SECTION 5.05.  No Legal Bar.  Except as contemplated by the Credit Documents, the execution, delivery and performance of the Credit Documents by the Credit Parties, the borrowings and guarantees hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or contractual obligation of the Borrower or any of its Subsidiaries in any respect that would reasonably be expected to have a Material Adverse Effect, (b) will not result in, or require, the creation or imposition of any Lien on any of the properties or revenues of any of the Borrower or any of its Subsidiaries pursuant to any such Requirement of Law or contractual obligation, and (c) will not violate or conflict with any provision of any Credit Party’s articles of incorporation  or by-laws.

SECTION 5.06.  No Material Litigation.  Except as disclosed and described in Schedule 5.06, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Credit Parties, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues which (a) relates to any of the Credit Documents or any of the transactions contemplated hereby or thereby or (b) would be reasonably expected to have a Material Adverse Effect.

SECTION 5.07.  No Default.  Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of their contractual obligations in any respect which would be reasonably expected to have a Material Adverse Effect.

SECTION 5.08.  Ownership of Property: Liens.  Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien, except for Permitted Liens.

SECTION 5.09.  No Burdensome Restrictions.  Except as previously disclosed in writing to the Bank on or prior to the Closing Date, no Requirement of Law or contractual obligation of the Borrower or any of its Subsidiaries would be reasonably expected to have a Material Adverse Effect.

SECTION 5.10.  Taxes.  Each of the Borrower and its Subsidiaries has filed or caused to be filed all United States federal income tax returns and all other material tax returns which, to the best knowledge of the Credit Parties, are required to be filed and has paid (a) all taxes shown to be due and payable on said returns or (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any (i) taxes, fees or other charges with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) taxes, fees or other charges the amount or validity of which are currently being contested and with respect to which reserves in conformity with GAAP have been provided on the books of such Person) , and no tax Lien has been filed, and, to the best knowledge of the Credit Parties, no claim is being asserted, with respect to any such tax, fee or other charge.

SECTION 5.11.  ERISA.  Except as would not result in a Material Adverse Effect:

(a)           During the five-year period prior to the date on which this representation is made or deemed made: (i) no Termination Event has occurred, and, to the best knowledge of the Credit Parties, no event or condition has occurred or exists as a result of which any Termination Event could reasonably be expected to occur, with respect to any Plan; (ii) no “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan; (iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

(b)           The actuarial present value of all “benefit liabilities” under all Single Employer Plans (determined within the meaning of Section 401(a) (2) of the Code, utilizing the actuarial assumptions used to fund such Plans), whether or not vested, did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the current value of the assets of all such Plans.

(c)           Neither the Borrower, any of the Subsidiaries of the Borrower nor any ERISA Affiliate has incurred, or, to the best knowledge of the Credit Parties, could be reasonably expected to incur, any withdrawal liability under ERISA to any Multi-employer Plan or Multiple Employer Plan.  Neither the Borrower, any of the Subsidiaries of the Borrower nor any ERISA Affiliate would become subject to any withdrawal liability under ERISA if the Borrower, any of the Subsidiaries of the Borrower or any ERISA Affiliate were to withdraw completely from all Multi-employer Plans and Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.  Neither the Borrower, any of the Subsidiaries of the Borrower nor any ERISA Affiliate has received any notification that any Multi-employer Plan is in reorganization (within the meaning of Section 4241 of ERISA) is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multi-employer Plan is, to the best knowledge of the Credit Parties, reasonably expected to be in reorganization, insolvent, or terminated.

(d)           No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject the Borrower, any of the Subsidiaries of the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower, any of the Subsidiaries of the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

(e)           The present value (determined using actuarial and other assumptions which are reasonable with respect to the benefits provided and the employees participating) of the liability of the Borrower, each Subsidiary of the Borrower and each ERISA Affiliate for post-retirement welfare benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(l) of ERISA), net of all assets under all such Plans allocable to such benefits, are reflected on the Financial Statements in accordance with FASB Statement No. 106, as amended.

SECTION 5.12.  Governmental Regulations, Etc.

(a)           No part of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U.  If requested by the Bank, the Borrower will furnish to the Bank a statement to the foregoing effect in conformity with the requirements of Form FR U-1 referred to in said Regulation U. No indebtedness being reduced or retired out of the proceeds of the Term Loan was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any “margin security” within the meaning of Regulation T. “Margin stock” within the meanings of Regulation U does not constitute more than 25% of the value of the consolidated assets of the Borrower and its Subsidiaries.  None of the transactions contemplated by this Loan Agreement (including, without limitation, the direct or indirect use of the proceeds of the Term Loan) will violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation T, U or X.

(b)           Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940, each as amended.  In addition, neither the Borrower nor any of its Subsidiaries is (i) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company, or (ii) a “holding company”, or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

(c)           The Insurance Subsidiaries have filed all reports, statements, documents, registrations, filings, or submissions required to be filed with any Governmental Authority with respect to which the failure to so file will individually or in the aggregate have a Material Adverse Effect, or except as otherwise agreed to by the applicable Governmental Authority.  All such filings complied with applicable law in all material respects when filed, and no material deficiencies have been asserted by any Governmental Authority with respect to such filings or submissions.

(d)           No director, executive officer or principal shareholder of the Borrower or any of its Subsidiaries is a director, executive officer or principal shareholder of the Bank.  For the purposes hereof the terms “director”, “executive officer” and “principal shareholder” (when used with reference to the Bank) have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

(e)           Each of the Borrower and its Subsidiaries has obtained all material licenses, permits, franchises or other governmental authorizations necessary to the ownership of its respective Property and to the conduct of its business.

(f)            Neither the Borrower nor any of its Subsidiaries is in violation of any applicable statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality, county or any other jurisdiction, or of any agency thereof (including without limitation, environmental laws and regulations), which violation could reasonably be expected to have a Material Adverse Effect.

(g)           Each of the Borrower and its Subsidiaries is current with all material reports and documents, if any, required to be filed with any state or federal securities commission or similar agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions.

SECTION 5.13.  Subsidiaries.  Schedule 5.13 sets forth all the Subsidiaries of the Borrower at the Closing Date, the jurisdiction of their incorporation and the direct or indirect ownership interest of the Borrower therein.

SECTION 5.14.  Purpose of Term Loan.  The proceeds of the Term Loan shall be used by the Borrower only: (i)  to refinance all amounts owed to Bank of America (as successor in interest to NationsBank, N.A. (South)) under the Bank of America Credit Documents and (ii) for general corporate purposes.

SECTION 5.15.  Environmental Matters.

(a)           Each of the facilities and properties owned by the Borrower or any of its Subsidiaries, and, to the best knowledge of the Borrower, the portions of the facilities and properties leased or operated by the Borrower or any of its Subsidiaries (collectively, the “Environmental Properties”) and all operations of the Borrower and its Subsidiaries at the Environmental Properties are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Environmental Properties or the businesses operated by the Borrower or any of its Subsidiaries (the “Businesses”), and there are no conditions relating to the Businesses or Environmental Properties that could give rise to liability under any applicable Environmental Laws.

(b)           None of the Environmental Properties owned by the Borrower or any of its Subsidiaries, and, to the best knowledge of the Borrower, none of the Environmental Properties leased or operated by the Borrower or any of its Subsidiaries contains, or has previously contained, any Materials of Environmental Concern at, on or under the Environmental Properties in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c)           Neither the Borrower nor any of its Subsidiaries has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Environmental Properties or the Businesses, nor does the Borrower or any of its Subsidiaries have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)           Materials of Environmental Concern have not been transported or disposed of from the Environmental Properties owned by the Borrower or any of its Subsidiaries, or, to the best knowledge of the Borrower, from any Environmental Property leased or operated by the Borrower or any of its Subsidiaries, or generated, treated, stored or disposed of at, on or under any of the Environmental Properties owned by the Borrower or any of its Subsidiaries, or, to the best knowledge of the Borrower, any Environmental Property leased or operated by the Borrower or any of its Subsidiaries, or any other location, in each case by or on behalf of the Borrower or any of its Subsidiaries in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e)           No judicial proceeding or governmental or administrative action is pending or, to the best knowledge of any Credit Party, threatened, under any Environmental Law to which the Borrower or any of its Subsidiaries is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower or any of its Subsidiaries, the Environmental Properties or the Businesses.

(f)            There has been no release or, threat of release of Materials of Environmental Concern at or from the Environmental Properties owned by the Borrower or any of its Subsidiaries, or, to the best knowledge of the Borrower, at or from any Environmental Property leased or operated by the Borrower or any of its Subsidiaries, or arising from or related to the operations (including, without limitation, disposal) of the Borrower or any of its Subsidiaries in connection with the Environmental Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

SECTION 5.16.  Insurance Policies.  All insurance policies or contracts, including, without limitation, annuities issued or assumed by the Insurance Subsidiaries and now in force, are, to the extent required under applicable law, on forms approved by the insurance regulatory authority of the state or jurisdiction where issued or have been filed with and not objected to by such authority within the period provided for objection except where the issuance of such policies or contracts without such approval or expiration of the period for objection will not, individually or in the aggregate, have a Material Adverse Effect.  All policy or annuity dividends and benefits payable by the Insurance Subsidiaries have in all material respects been paid in accordance with the terms of the policies and annuities under which they arose, except for such dividends or other benefits for which such Insurance Subsidiary reasonably believes there is a reasonable basis to contest payment, or will not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 5.17.  Places of Business.  The places of business of the Borrower and each Subsidiary set forth in Schedule 5.17 are true and correct and set forth, whenever applicable, whether said place of business is owned or leased by the Borrower and each Subsidiary, as the case may be, and, if leased, the name and address of the lessor.

SECTION 5.18.   Outstanding Stock.  No shares of the Borrower’s Series B preferred stock are issued and outstanding.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each Credit Party hereby covenants and agrees that so long as this Loan Agreement is in effect or any amounts payable hereunder, under the Note or under any other Credit Document shall remain outstanding:

SECTION 6.01.  Information Covenants.  The Borrower will furnish, or cause to be furnished, to the Bank:

(a)                                  Annual Financial Statements.

(i)            As soon as available, and in any event within 150 days after the close of each fiscal year of the Borrower and its Subsidiaries, a consolidated and consolidating balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such fiscal year, together with related consolidated statements of operations, retained earnings, changes in stockholders’ equity and cash flows for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing reasonably acceptable to the Bank and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified as to the status of the Borrower and its Subsidiaries as a going concern.

(ii)           As soon as available, and in any event within 155 days (or, if later, as required by applicable law) after the close of each fiscal year of an Insurance Subsidiary, the most recent SAP Statement of such Insurance Subsidiary, as audited in accordance with applicable law and accompanied by a certificate of a knowledgeable officer of such Insurance Subsidiary to the effect that such SAP Statement fairly presents in all material respects the financial condition of such Insurance Subsidiary and has been prepared in accordance with SAP.

(iii)          As soon as available, and in any event within 30 days of the close of each fiscal year end of the Borrower and its Subsidiaries, copies of annual budgets and projections for the following fiscal period.

(b)                                 Quarterly Financial Statements.

(i)            As soon as available, and in any event within 60 days after the close of each fiscal quarter of the Borrower and its Subsidiaries (other than the fourth fiscal quarter, in which case 120 days after the end thereof) a consolidated and consolidating balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such fiscal quarter, together with related consolidated statements of operations, retained earnings and cash flows for such fiscal quarter in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Bank, and accompanied by a certificate of the chief financial officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.

(ii)           As soon as available, and in any event within 60 days after the close of each fiscal quarter of an Insurance Subsidiary (other than the fourth fiscal quarter, in which case 120 days after the end thereof), the most recent SAP Statement of such Insurance Subsidiary, in each case accompanied by a certificate of a knowledgeable officer of such Insurance Subsidiary to the effect that such SAP Statement fairly presents in all material respects the financial condition of such Insurance Subsidiary and has been prepared in accordance with SAP.

(c)           [Reserved.]

(d)           Officer’s Certificate.  At the time of delivery of the financial statements provided for in Sections 6.01(a) and 6.01(b) above, a certificate of the chief financial officer of the Borrower, substantially in the form of Schedule 6.01(d), (i) demonstrating compliance with the financial covenants contained in Section 6.11 by calculation thereof as of the end of each such fiscal year and (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take or has taken with respect thereto.

(e)           Actuarial Report.  Within thirty days of receipt, an Actuarial Report prepared by Milliman & Robertson or such other independent actuary reasonably acceptable to the Bank and certified as to such Insurance Subsidiary’s (including AmComp Preferred’s) reserve position as of such fiscal year end by such independent actuary.

(f)            IRIS Test Results.  As soon as received after the end of each Fiscal Year of each Insurance Subsidiary, a copy of the final report to such Insurance Subsidiary from the NAIC as to such Insurance Subsidiary’s status under the IRIS Tests.

(g)           Auditor’s Reports.  Promptly upon receipt thereof, a copy of any other report or “management letter” submitted by independent accountants to the Borrower or any of its Subsidiaries in connection with any annual, interim or special audit of the books of such Person.

(h)           Reports.  Promptly after transmission or receipt thereof, (a) copies of any filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as the Borrower or any of its Subsidiaries shall send to its shareholders or to a holder of any Indebtedness owed by the Borrower or any of its Subsidiaries in its capacity as such a holder; (b) copies of any reports on examination or similar reports, financial examination reports or market conduct examination reports by a Governmental Authority with respect to any Insurance Subsidiary relating to such Insurance Subsidiary’s insurance business, (c) copies of all Insurance Holding Company Systems Act filings and (d) upon the request of the Bank, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters.

(i)            Notices.  Promptly after obtaining knowledge thereof, the Borrower will give written notice to the Bank immediately of (a) the occurrence of an event or condition comprising a Default or Event of Default, specifying the nature and existence thereof and what action the Credit Parties propose to take with respect thereto, and (b) the occurrence of any of the following with respect to the Borrower or any of its Subsidiaries (i) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Person which if adversely determined is likely to have a Material Adverse Effect, (ii) the institution of any proceedings against such  Person with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or, alleged violation of any federal, state or local law, rule or regulation, including but not limited to, Environmental Laws, the violation of which would likely have a Material Adverse Effect, or (iii) any notice or determination concerning the imposition of any withdrawal liability by a Multi-employer Plan against such Person or any ERISA Affiliate, the determination that a Multi-employer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA or the termination of any Plan.

(j)            ERISA.  Upon obtaining knowledge thereof, the Borrower will give written notice to the Bank promptly (and in any event within five business days) of: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, a Termination Event; (ii) with respect to any Multi-employer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Borrower or any of its ERISA Affiliates, or of a determination that any Multi-employer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which the Borrower, any of the Subsidiaries of the Borrower or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan that could have a Material Adverse Effect; together, with a description of any such event or condition or a copy of any such notice and a statement by the chief financial officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Credit Parties with respect thereto.  Promptly upon request, the Borrower shall furnish the Bank with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series) , as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3 (39) of ERISA).

(k)           Other Information.  With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Borrower or any of its Subsidiaries as the Bank may reasonably request.

SECTION 6.02.  Preservation of Existence and Franchises.  The Borrower will, and will cause each of its Subsidiaries to, do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority, except (i) as a result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted by Section 7.04(a), Section 7.04(b) or Section 7.04(c) or (ii) as would not, in the reasonable opinion of the Bank, result in a Material Adverse Effect.

SECTION 6.03.  Books and Records.  The Borrower will, and will cause each of its Subsidiaries to, keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP and, with respect to any Insurance Subsidiary, SAP (including the establishment and maintenance of appropriate reserves).

SECTION 6.04.  Compliance with Law.  The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property if noncompliance with any such law, rule, regulation, order or restriction would have a Material Adverse Effect.

SECTION 6.05.  Payment of Taxes and Other Indebtedness.  Except as otherwise provided pursuant to the terms of the definition of “Permitted Liens” set forth in Section 1.01, the Borrower will, and will cause each of its Subsidiaries to, pay and discharge (i) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (ii) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (iii) except as prohibited hereunder, all of its other Indebtedness as it shall become due.

SECTION 6.06.  Insurance/Reinsurance.

(a)           The Borrower will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and, unless a business interruption plan reasonably acceptable to the Bank is in full force and effect, business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

(b)           Unless otherwise agreed to in writing by the Bank, the Borrower will cause each of its Insurance Subsidiaries to enter into Reinsurance Agreements, in accordance with normal industry practice, that are with reinsurers rated “A-” or better by A.M. Best & Company, Inc. at the time of entering into such Reinsurance Agreements.  In addition, unless otherwise agreed to in writing by the Bank, the Borrower shall not allow its Insurance Subsidiaries to renew or extend Reinsurance Agreements with any reinsurer whose rating has been down-graded below “A-” by A.M. Best & Company, Inc.  Attached hereto as Schedule 6.06(b) is a list of all reinsurers that are parties to Reinsurance Agreements with Insurance Subsidiaries that have current A.M. Best & Company, Inc. rating’s below “A-1”.  So long as Reinsurance Agreements with the parties listed in Schedule 6.06(b) are not renewed or extended after the expiration of such agreements, the Borrower shall not be deemed in default of this covenant 6.06(b).

SECTION 6.07.  Maintenance of Property.  The Borrower will, and will cause each of its Subsidiaries to, maintain and preserve its properties and equipment material to the conduct of its business in good repair, working order and condition, normal wear and tear and casualty and condemnation excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.

SECTION 6.08.  Performance of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages security agreements or other debt instruments to which it is a party or by which it is bound.

SECTION 6.09.  Use of Proceeds.  The Borrower will use the proceeds of the Term Loan solely for the purposes set forth in Section 5.14.

SECTION 6.10.  Audit/Inspections.  Upon reasonable notice and during normal business hours, the Borrower will, and will cause each of its Subsidiaries to,

permit representatives appointed by the Bank, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect its property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Bank or its representatives to investigate and verify the accuracy of information provided to the Bank and to discuss all such matters with the officers, employees and representatives of such Person, all (unless an Event of Default shall have occurred and be continuing) at the Bank’s sole cost and expense and so long as Bank does not unreasonably interfere with the conduct or activities of the Borrower and its Subsidiaries.

                The Bank agrees that all nonpublic information provided to it by the Borrower or any of its Subsidiaries or by any agent on behalf of the Borrower or any of its Subsidiaries in connection with this Loan Agreement or any other Loan Document or the transactions contemplated hereby or thereby will be held and treated by the Bank, its agents, directors, Affiliates, officers and employees in confidence and further agrees and undertakes that neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Loan Agreement or relating to other business transactions between the Borrower or any of its Subsidiaries and the Bank.  The Bank may disclose such information (a) at the request of any bank regulatory authority or in connection with an examination of it by any such authority or examiner; (b) pursuant to subpoena or other court process, provided, however, that the Bank shall use its reasonable best efforts to give the Borrower three (3) days written notice of a request to furnish information under this subparagraph (b); (c) when required to do so in accordance with the provisions of any applicable law; provided, however, that the Bank shall use its reasonable best efforts to give the Borrower three (3) days written notice of a request to furnish information under this subparagraph (c); (d) at the written request or the express direction of any other agency of any state of the United States of America or of any other jurisdiction in which the Bank conducts its business; and (e) to such Bank’s independent auditors, counsel and other professional advisors.  Notwithstanding the foregoing, the Borrower or any of its Subsidiaries authorizes the Bank to disclose to any assignee and any prospective assignee such financial and other information in such Bank’s possession concerning the Borrower or any of its Subsidiaries which has been delivered to the Bank pursuant to this Loan Agreement or any other Loan Document or which has been delivered to the Bank by the Borrower or any of its Subsidiaries in connection with the Bank’s credit evaluation of the Borrower or any of and its Subsidiaries prior to entering into this Loan Agreement; provided, that such assignee or prospective assignee agrees in writing to such Bank to keep such information confidential to the same extent as required of the Bank hereunder.

SECTION 6.11.  Financial Covenants.

(a)           Debt Service Coverage Ratio.  The Borrower shall cause the Debt Service Coverage Ratio, as of the last day of each fiscal year, to be at least 1.50 to 1.0.

(b) Net Written Premiums to Statutory Surplus Ratio.  The Borrower shall cause the Net Written Premiums to Statutory Surplus Ratio, as of the last day of each fiscal year of its Insurance Subsidiaries, on a separate company basis, to be no greater than 2.5 to 1.0.

(c)           Loss Ratio. The Combined Insurance Subsidiary ratio of Net Losses to Net Premiums Written shall not exceed 70% for any one year or 65% for two consecutive years based on AmComp Preferred’s Annual Statement filed with the FDOI.

(d)           Combined Ratio.  The Combined Insurance Subsidiary ratio of Net Losses plus Insurance Operating Expenses to Net Premiums Written shall not exceed 104% for any one year or 99% for any two consecutive years based on AmComp Preferred’s Annual Statement filed with the FDOI.

SECTION 6.12.  Additional Credit Parties.  Except as otherwise prevented by law (including with respect to an insurance company’s ability to guaranty the obligations of an affiliate), upon the formation of any new Subsidiary by the Borrower or any Subsidiary, such new subsidiary shall promptly become a “Guarantor” hereunder by

(A)          execution of a Guaranty Agreement in substantially the form of Schedule 6.12 attached hereto;

(B)           delivery of such other documentation as the Bank may reasonably request, including, without limitation, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Bank.

SECTION 6.13.  Ownership of Subsidiaries.  Except to the extent otherwise provided in Section 7.04(b) and Section 7.11, and except for the 10% interest in AmComp Assurance Corporation which is currently, or may prospectively be held, by the agents and employees of such Subsidiary, pursuant to existing stock option plans, the Borrower shall, directly or indirectly, own at all times 100% of the capital stock of each of its Subsidiaries.

SECTION 6.14.  Dividends.  Except as otherwise provided by law, the Borrower shall (a) cause each of its Subsidiaries from time to time to pay cash dividends or make other distributions or payments in cash (directly or, through other Subsidiaries of the Borrower, indirectly) to the Borrower in amounts that, taken together, are sufficient to permit the Borrower to (i) pay all principal of and any accrued interest in respect of the Term Loan and all other indebtedness or obligations of any and every kind owing by the Borrower to the Bank as the same shall become due and payable (whether at stated maturity, by mandatory prepayment, by acceleration or otherwise) and (ii) pay for all capital expenditures made by the Borrower, (b) cause each of its Insurance Subsidiaries to make payments in accordance with the terms of the Service Contracts, and (c) cause each of its Insurance Subsidiaries to request on a timely basis regulatory approval to the extent necessary for such Subsidiary to pay such dividends or make such distributions or payments.

SECTION 6.15.  Banking Accounts.  Within three (3) months of the Closing Date, the Borrower shall maintain its primary depository, investment and other accounts with the Bank.  In addition, on the Closing Date, the Borrower shall establish an interest bearing depository account of the Borrower opened with the Bank in the initial minimum amount of $1,000,000 (which minimum amount on deposit shall be increased to $1,750,000 prior to January 1, 2002) as a reserve for future debt service payments on the Term Loan until the Debt Service Coverage Ratio exceeds 2.0 to 1.0 for two consecutive fiscal years (the “Payment Reserve Account”).

SECTION 6.16.  Subordination of Other Loans, Etc.  All loans or fees owed to Affiliates of the Borrower shall, at all times, be subordinate to the Term Loan and the Borrower shall cause its Affiliates from time to time, to execute and deliver to the Bank written subordination agreements in form and content satisfactory to the Bank; provided, however, so long as no Default exists or has occurred, the Borrower may pay (but not prepay) current principal and interest on such loans to such Affiliates.

SECTION 6.17.  Hedging Arrangements.  The Borrower will cause the obligations of the Borrower under any Hedging Agreement to be secured by the Collateral.

ARTICLE VII

NEGATIVE COVENANTS

Each Credit Party hereby covenants and agrees that, so long as this Loan Agreement is in effect or any amounts payable hereunder, under the Note or under any other Credit Document shall remain outstanding:

SECTION 7.01.  Indebtedness.  The Borrower will not, nor will it permit any of its Subsidiaries to, contract, create, incur, assume or permit to exist any Indebtedness, except:

(a)           Indebtedness arising under this Loan Agreement and the other Credit Documents;

(b)           Indebtedness of the Borrower and any of its Subsidiaries set forth in Schedule 7.01 (and renewals, refinancings and extensions thereof on terms and conditions no less favorable to such Person than such existing Indebtedness);

(c)           Indebtedness of the Borrower and any of its Subsidiaries incurred in the ordinary course of business and consistent with the past practices of the Credit Parties;

(d)           Intercompany Indebtedness incurred in the ordinary course of business and consistent with the past practices of the Credit Parties or for cash management purposes;

(e)         obligations of the Borrower in respect of the Hedging Agreements;

(f)            unsecured Indebtedness which is (i) subordinated in right and time of payment to the Term Loan in a manner satisfactory to the Bank in its sole discretion and (ii) evidenced by a promissory note in form and substance satisfactory to the Bank; and

(g)           purchase money Indebtedness secured by Liens contemplated by clause (vii) of the definition of Permitted Liens, provided that the Borrower and its Subsidiaries do not take any steps to increase the principal amount of Indebtedness secured by the acquired Property over the amount secured thereby at the time of acquisition.

SECTION 7.02. Liens.  The Borrower will not, nor will it permit any of its Subsidiaries to, contract, create, incur, assume or permit to exist any Lien with respect to any of their Property, whether now owned or after acquired, including, without limitation, the Service Contracts, except for Permitted Liens.

SECTION 7.03.  Nature of Business.  The Borrower will, and will cause its Subsidiaries to, remain principally engaged in the property and casualty insurance business and such business activities incidental or related thereto and will not engage in (i) writing lines of insurance for which it does not currently hold all necessary licenses or (ii) any line of business in which they are not currently engaged to such an extent that the business of the Borrower and its Subsidiaries taken as a whole would be fundamentally different in nature from the business of the Borrower and its Subsidiaries on the Closing Date.

SECTION 7.04.  Consolidation, Merger, Sale or Purchase of Assets, Etc.  The Borrower will not, nor will it permit any of its Subsidiaries to:

(a)           except in connection with a disposition of assets permitted by the terms of subsection (c) below, dissolve, liquidate or wind up their affairs;

(b)           enter into any transaction of merger or consolidation; provided, however, that, so long as no Default or Event of Default would be directly or indirectly caused as a result thereof, (i) the Borrower may merge or consolidate with any of its Subsidiaries provided that the Borrower is the surviving corporation; provided, however, that the Borrower may not merge or consolidate with AmComp Preferred without the prior written consent of the Bank; (ii) any Subsidiary of the Borrower may merge or consolidate with any other Subsidiary of the Borrower; provided, however, that no Subsidiary may merge or consolidate with AmComp Preferred without the prior written consent of the Bank, and (iii) the Borrower may merge with any other Person if (A) the Borrower is the surviving corporation, (B) no Change of Control results from such merger, (C) the combined tangible net worth of the resulting entity is at least as great as the Borrower’s tangible net worth prior to such merger, and, (D) if a rating is then maintained on the Borrower at the time of the proposed merger, there is no reduction in the rating of the Borrower after giving effect to such merger.

(c)           sell, lease, transfer or otherwise dispose of any Property other than  (i) the sale of assets pursuant to Reinsurance Agreements entered into in the ordinary course of business,  (ii) the sale or disposition of machinery and equipment no longer used or useful in the conduct of such Person’s business, and (iii) the sale of assets to the Borrower or any Subsidiary of the Borrower, provided that after giving effect to such sale or other disposition, no Default or Event of Default would exist hereunder;

(d)           except as otherwise permitted by Section 7.04(b), acquire all or any portion of the capital stock or securities of any other Person or purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) all or any substantial part of the Property of any other Person.

SECTION 7.05.  Advances, Investments, Loans, Etc.  The Borrower will not, nor will it permit any of its Subsidiaries to, acquire, make or permit to exist any Investments other than Permitted Investments.

SECTION 7.06.  Restricted Payments.  Except as otherwise contemplated by Section 6.14, the Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the same class of capital stock of such Person, (b) to make dividends or other distributions payable to the Borrower (directly or indirectly through Subsidiaries of the Borrower) and (c) policyholder dividends from the Insurance Subsidiaries.

SECTION 7.07.  Prepayments of Indebtedness, Etc.  The Borrower will not, nor will it permit any of its Subsidiaries to, (i) after the issuance thereof, amend or modify (or permit the amendment or modification of) any of the terms of any Indebtedness if such amendment or modification would add or change any terms in a manner adverse to the issuer of such Indebtedness, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto or change any subordination provision thereof, or (ii) (A) if any Default or Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof, make (or give any notice with respect thereto) any voluntary or optional payment, any prepayment or any redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any other Indebtedness (other than Subordinated Indebtedness) or (B) make (or give any notice with respect thereto) any voluntary or optional payment, any prepayment or any redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Subordinated Indebtedness or (C) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document) where such change would have a Material Adverse Effect.

SECTION 7.08.  Transactions with Affiliates.  Except as contemplated under this Loan Agreement and by the Preferred Stock Conversion or the Preferred Stock Modification, as applicable, the Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction (or series of related transactions) directly or indirectly with or for the benefit of any Affiliate of the Borrower (other than a Subsidiary) or any officer or director of any Affiliate unless (a) such transaction (or series of related transactions) is in the ordinary course of business on terms that are no less favorable to the Borrower or such Subsidiary, as the case may be, than the Borrower or any such Subsidiary would obtain in a comparable transaction (or series of related transactions) with a Person not an Affiliate, (b) such transaction (or series of related transactions) is approved by the Board of Directors of the Borrower, and (c) with respect to any transaction (or series of related transactions) involving aggregate payments or commitments in excess of $10,000,000, the Borrower receives an opinion from a nationally recognized investment banking firm, or other nationally or regionally recognized appraisal firm, that such transaction (or series of related transactions) is fair to the Borrower or such Subsidiary, as the case may be, from a financial point of view.  The restrictions contained in the foregoing sentence shall not apply to any payments made under the Existing Affiliate Contracts.

SECTION 7.09.  Fiscal Year.  The Borrower will not, nor will it permit any of its Subsidiaries to, change its fiscal year.

SECTION 7.10.  Limitation on Restrictions on Subsidiary Dividends and Other Distributions, Etc.  The Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Person to (a) pay dividends or make any other distribution on any of such Person’s capital stock, (b) subject to subordination provisions, pay any Indebtedness owed to the Borrower or any other Credit Party, (c) make loans or advances to any other Credit Party or (d) transfer any of its Property to any other Credit Party, except for encumbrances or restrictions existing under or by reason of (i) customary non-assignment provisions in any lease governing a leasehold interest and (ii) this Loan Agreement and the other Credit Documents.

SECTION 7.11.  Issuance of Stock of Subsidiaries.  The Borrower will not, nor will it permit any of its Subsidiaries to, issue, sell or otherwise dispose of any shares of capital stock of any Subsidiary of the Borrower (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock of any Subsidiary of a Borrower (other than the shares in AmComp Assurance Corporation which are subject to existing stock option plans, as amended from time to time, for its agents and employees).

SECTION 7.12.  Sale-Leasebacks.  The Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (whether real or personal or mixed), whether now owned or hereafter acquired, (i) which such Person has sold or transferred or is to sell or transfer to any other Person other than a Credit Party or

(ii) which such Person intends to use for substantially the same purpose as any other Property which has been sold or is to be sold or transferred by such Person to any other Person in connection with such lease.

SECTION 7.13.  Settlements.  The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any binding settlement agreement with respect to any litigation, unless after giving pro forma effect to such settlement agreement no Default or Event of Default would exist.

SECTION 7.14.  Issuance of Series B Preferred Stock.  Notwithstanding anything herein to the contrary, the Borrower will not issue any shares of its Series B preferred stock without the prior written consent of the Bank if any such shares would have a right of redemption which is exercisable prior to the date on which all obligations of the Borrower under the Credit Documents have been paid in full.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01. Events of Default.  An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) Payment.  Any Credit Party shall

(i)                                     default in the payment when due of any principal of any of the Term Loan, or

(ii)           default, and such default shall continue for seven (7) or more Business Days, in the payment when due of any interest on the Term Loan or of any fees or charges or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith; or

(b)           Representations.  Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made; or

(c)           Covenants.  Any Credit Party shall

(i)            default in the due performance or observance of any term, covenant or agreement contained in Sections 6.02, 6.09, 6.11, 6.13, 6.14, 7.03, 7.04, and 7.06 through 7.14, inclusive, or

(ii)           default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) of this Section 8.01) contained in this Loan Agreement and such default shall continue unremedied for a period of at least thirty (30) days after the earlier of a responsible officer of a Credit Party becoming aware of such default or notice thereof by the Bank; provided, however, that in the event the Borrower can not complete the cure of any such default (excluding a default under Section 7.05 hereof) within such thirty (30) day period, the Borrower shall have an additional period, not to exceed thirty (30) days, to cure such default, on the condition that the Borrower has commenced such cure during the initial 30-day period and thereafter diligently pursues the cure of such default to completion, or

(d)           Other Credit Documents.  Any Credit Party shall default in the due performance or observance of any term, covenant or agreement in any of the other Credit Documents (subject to applicable grace or cure periods, if any), or (ii) except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted by Section 7.04(a), Section 7.04(b) or Section 7.04(c), any Credit Document shall fail to be in full force and effect or to give the Bank the Liens, rights, powers and privileges purported to be created thereby; or

(e)           Guaranties.  Except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted by Section 7.04(a), Section 7.04(b) or Section 7.04(c), the guaranty given by any Guarantor, as further evidenced by one or more Guaranty Agreements (including any Additional Credit Party), or any provision thereof shall cease to be in full force and effect, or any Guarantor (including any Additional Credit Party) or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under such guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any guaranty; or

(f)            Bankruptcy, etc.  Any Bankruptcy Event shall occur with respect to the Borrower or any of its Subsidiaries; or

(g)           Insurance Regulatory Orders.  There shall occur any seizure, vesting, or intervention by or under the authority of any Governmental Authority by which (i) the management of any Insurance Subsidiary is displaced, or (ii) the authority of any Insurance Subsidiary is displaced, or is curtailed, in any materially adverse manner; or

(h)                                 Defaults under Other Agreements.

(i)            The Borrower or any of its Subsidiaries shall default in the performance or observance (beyond the applicable grace period with respect thereto, if any) of any material obligation or condition of the Service Contracts; or

(ii)           The Borrower or any of its Subsidiaries shall default, in any materially adverse manner, in the performance or observance (beyond the applicable grace period with respect thereto, if any) of any material obligation or condition of any material contract or lease; or

(iii)          With respect to any Indebtedness (other than Indebtedness outstanding under this Loan Agreement), (A) the Borrower or any of its Subsidiaries shall (1) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness if the aggregate principal amount of all such Indebtedness for which such failure to pay shall have occurred and be continuing exceeds $500,000, or (2) the occurrence and continuance of a default in the observance or performance relating to Indebtedness (other than Indebtedness outstanding under this Loan Agreement) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required), any such Indebtedness to become due prior to its stated maturity; or (B) any Indebtedness (other than Indebtedness outstanding under this Loan Agreement) shall be declared due and payable, or required to be paid or prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, if the aggregate amount of all such Indebtedness that is or could be caused to be due prior to its stated maturity exceeds $500,000; or

(i)            Judgments.  One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving a liability of $500,000 or more in the aggregate (to the extent not paid or fully covered by insurance provided by a carrier who has acknowledged coverage) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof; or

(j)            ERISA.  Any of the following events or conditions, if such event or condition could have a Material Adverse Effect: (1) any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate in favor of the PBGC or a Plan; (2) a Termination Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (3) a Termination Event shall occur with respect to a Multi-employer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Bank, likely to result in (i) the termination of, such Plan for purposes of Title IV of ERISA, or (ii) the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency or (within the meaning of Section 4245 of ERISA) such Plan; or (4) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability; or

(k)           Ownership.  There shall occur a Change of Control.

SECTION             8.02.  Acceleration: Remedies.  Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the Bank or cured to the satisfaction of the Bank, the Bank shall by written notice to the Credit Parties take any of the following actions:

(i)         Acceleration.  Declare (i) the unpaid principal of, (ii) any accrued interest in respect of and (iii) Applicable Prepayment Fee relating to, amounts outstanding under the Note and any and all other indebtedness or obligations of any and every kind owing by the Borrower to the Bank hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(ii)        Enforcement of Rights.  Enforce any and all rights and interests created and existing under the Credit Documents and all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 8.01(f) shall occur, then all the principal amount then outstanding under the Note, all accrued interest in respect thereof, all accrued and unpaid Late Charges and other indebtedness or obligations owing to the Bank hereunder automatically shall immediately become due and payable without the giving of any notice or other action by the Bank.

SECTION 8.03. Right of Set-Off.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, the Bank is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by the Bank (including, without limitation branches, agencies or Affiliates of the Bank wherever located) to or for the credit or the account of any Credit Party against obligations and liabilities of such Person to the Bank hereunder, under the Note, the other Credit Documents or otherwise, irrespective of whether the Bank shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of the Bank subsequent thereto; provided, however, that there shall be no right of set-off hereunder or under any of the other Loan Documents against any Assets of any Insurance Subsidiary for so long as any such set-off is prohibited pursuant to Florida Insurance Law or any other applicable laws.

ARTICLE IX

MISCELLANEOUS

                SECTION 9.01.  Notices.  Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (i) when delivered, (ii) when transmitted via telecopy (or other facsimile device) to the number set out below, (iii) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (iv) the fifth (5th) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address, in the case of the Borrower, Guarantors and the Bank, set forth below, or at such other address as such party may specify by written notice to the other parties hereto:

if to the Borrower or the Guarantors:

AmComp Incorporated

701 U.S. Highway 1, Suite 200

North Palm Beach, Florida 33408

Attn:  Chief Executive Officer

Telephone:  (407) 840-7140

Telecopy:  (407) 840-7192

with a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP

505 Park Avenue

New York, New York 10002

Attn:  David J. Adler

Telephone:  (212) 753-7200

Telecopy:  (212) 935-1787

if to the Bank:

AmSouth Bank

Attention: Michael R. Del Rocco

51 West Bay Street

Jacksonville, Florida 32202

Telephone:  (904) 281-7642

Telecopy: (904) 281-7646

                SECTION 9.02.  [Reserved.]

                SECTION 9.03.  Benefit of Agreement.  This Loan Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that none of the Credit Parties may assign or transfer any of its interests without prior written consent of the Bank.

                SECTION 9.04.  No Waiver; Remedies Cumulative.  No failure or delay on the part of the Bank in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Bank and any of the Credit Parties shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Bank would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle the Borrower or any other Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Bank to any other or further action in any circumstances without notice or demand.

                SECTION 9.05.  Payment of Expenses, Etc.  The Borrower agrees to: (i) pay all reasonable out-of-pocket costs and expenses (A) of the Bank in connection with the negotiation, preparation, execution and delivery and administration of this Loan Agreement and the other Credit Documents and the documents, agreements, certificates and instruments referred to therein (including, without limitation, the reasonable fees and expenses of Holland & Knight LLP, special counsel to the Bank (the “Closing Fees”), which Closing Fees shall not exceed $30,000 exclusive of the Commitment Fee, (B) of the Bank in connection with any amendment, waiver or consent relating hereto or to the other Credit Documents or the other documents, agreements, certificates and instruments contemplated hereby, including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Credit Parties under this Loan Agreement, and (C) of the Bank in connection with enforcement of the Credit Documents and the documents and instruments referred to or contemplated herein (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel for the Bank); (ii) pay and hold the Bank harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Bank) to pay such taxes; and (iii) indemnify the Bank, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of (A) any investigation, litigation or other proceeding (whether or not the Bank is a party thereto) related to the entering into and/or performance of any Credit Document or the use of proceeds of the Term Loan (including other extensions of credit) hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding or (B) the presence or Release of any Materials of Environmental Concern at, under or from any Environmental Property owned, operated or leased by the Borrower or any of its Subsidiaries, or the failure by the Borrower or any of its Subsidiaries to comply with any Environmental Law (but excluding, in the case of either of clause (A) or (B) above, any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified).

                SECTION 9.06.  Amendments, Waivers and Consents.  Neither this Loan Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing entered into by, or approved in writing by, the Bank and the Borrower.

                SECTION 9.07.  Counterparts.  This Loan Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  It shall not be necessary in making proof of this Loan Agreement to produce or account for more than one such counterpart.

                SECTION 9.08.  Headings.  The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Loan Agreement.

                SECTION 9.09.  Survival.  All indemnities set forth herein, including, without limitation, in Section 3.07, 3.09, or 9.05 shall survive the execution and delivery of this Loan Agreement, the making of the Term Loan, the repayment of the Term Loan and other obligations under the Credit Documents, and all representations and warranties made by the Credit Parties herein shall survive delivery of the Note and the making of the Term Loan hereunder.

                                                          SECTION 9.10.  Governing Law; Arbitration; Waiver of Jury Trial.

                (a)           THIS LOAN AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF FLORIDA (WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES) EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT THE VALIDITY AND PERFECTION OF THE BANK’S LIENS, ASSIGNMENTS AND SECURITY INTERESTS IN THE COLLATERAL ARE GOVERNED BY THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF FLORIDA.

                (b)           ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT OR ANY RELATED INSTRUMENTS, AGREEMENTS OR DOCUMENTS, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF J.A.M.S./ ENDISPUTE AND ANY SUCCESSOR THEREOF (“J.A.M.S.”), AND THE “ SPECIAL RULES “ SET FORTH BELOW.  IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL.  JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION.  ANY PARTY TO THIS AGREEMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION.

                (c)           SPECIAL RULES.  THE ARBITRATION SHALL BE CONDUCTED IN THE CITY OF THE BORROWER’S DOMICILE AT TIME OF THE EXECUTION OF THIS INSTRUMENT, AGREEMENT OR DOCUMENT AND ADMINISTERED BY J.A.M.S. WHO WILL APPOINT AN ARBITRATOR; IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN

THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE.  ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL 60 DAYS.

                (d)           Waiver of Jury Trial.  In the event that the arbitration provisions set forth in this Loan Agreement are not applicable or enforceable and legal action is instituted to collect any amounts due under, or to enforce any provision of, this Loan Agreement or any of the other Credit Documents, Borrower hereby consents to, and by execution hereof submits itself to, the jurisdiction of the courts of the State of Florida, and, notwithstanding its place of business, such litigation may be brought in or transferred to a court of competent jurisdiction in or for Broward County, Florida.

                IN SUCH EVENT, THE BORROWER AND THE BANK EACH ACKNOWLEDGE AND AGREE THAT NEITHER THE BANK NOR THE BANK, NOR ANY ASSIGNEE, SUCCESSOR, HEIR, OR LEGAL REPRESENTATIVE OF ANY OF THE SAME (ALL OF WHOM ARE HEREINAFTER REFERRED TO AS “PARTIES”) WILL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS LOAN AGREEMENT OR THE OTHER CREDIT DOCUMENTS.  FURTHERMORE, NONE OF THE PARTIES WILL SEEK TO CONSOLIDATE ANY SUCH ACTION INTO ANY OTHER ACTION IN WHICH A JURY TRIAL HAS NOT BEEN WAIVED.  THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY NEGOTIATED BY THE BANK AND THE BORROWER, ARE MADE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, AND CONSTITUTE A MATERIAL INDUCEMENT FOR THE BANK TO MAKE THE LOAN TO BORROWER.

(e)           RESERVATION OF RIGHTS.  NOTHING IN THIS INSTRUMENT, AGREEMENT OR DOCUMENT SHALL BE DEEMED TO (i) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS AGREEMENT; OR (ii) BE A WAIVER BY THE BANK OF THE PROTECTION AFFORDED TO IT BY 12 U.S.C. SEC. 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (iii) LIMIT THE RIGHT OF THE BANK HERETO (a) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (b) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL, OR (c) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER.  THE BANK MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY

ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT.  NEITHER THE EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.

                SECTION 9.11.  Severability.  If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

                SECTION 9.12.  Entirety.  This Loan Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

                SECTION 9.13.  Binding Effect;  Termination.

                 (a)          This Loan Agreement shall become effective at such time on or after the Closing Date when it shall have been executed by the Borrower and the Bank, the conditions set forth in Section 4.01 hereof have been met and the Bank shall have received copies hereof (telefaxed or otherwise) and thereafter this Loan Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns.

                (b)           The term of this Loan Agreement shall be until there are no amounts remaining outstanding under the Term Loan or any other amounts payable hereunder or under any of the other Credit Documents shall remain outstanding.

                SECTION 9.14.  Conflict.  To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any Credit Document, including but not limited to the Commitment Letter dated July 12, 2000, as amended, on the other hand, this Loan Agreement shall control.

[Signature Pages To Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed under seal, by their respective authorized officers as of the day and year first above written.

AMCOMP INCORPORATED,

as Borrower

By: /s/ Frederick R. Lowe

Frederick R. Lowe
Chief Executive Officer

[CORPORATE SEAL]

AMSOUTH BANK, as Bank

By: /s/ Michael R. Del Rocco

Michael R. Del Rocco
Vice President — Commercial Banking